Exhibit 99.3

CONSENT OF PROSPECTIVE DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in this Registration Statement on Form S-4 of Wesbanco, Inc. (the “Company”), and all amendments thereto (the “Registration Statement”), as a person who is to become a director of the Company after consummation of the Merger (as such term is defined in the Agreement and Plan of Merger, dated as of May 3, 2016, by and between the Company, Wesbanco Bank, Inc., Your Community Bankshares, Inc. and Your Community Bank), and to the filing of this consent as an exhibit to this Registration Statement.

Date: June 30, 2016

By:	/s/ Gary L. Libs
Name:	Gary L. Libs